Exhibit 99.1

Aldeyra Therapeutics, Inc. Announces Closing of Public Offering of Common Stock and

Full Exercise of Option to Purchase Additional Shares

LEXINGTON, Mass., September 21, 2017 – Aldeyra Therapeutics, Inc. (Nasdaq:ALDX) (Aldeyra), a clinical-stage biotechnology company devoted to treating inflammation, inborn errors of metabolism, and other diseases related to endogenous aldehyde toxicity, today announced the closing of its previously announced underwritten public offering of 3,967,500 shares of its common stock, which includes 517,500 shares sold in connection with the exercise in full by the underwriters of their option to purchase additional shares. The total net proceeds of the offering are approximately $26.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by Aldeyra.

Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering. Laidlaw & Company (UK) Ltd. acted as the lead manager for the offering.

The shares of common stock described above were offered by Aldeyra pursuant to its shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (SEC) and declared effective by the SEC on September 1, 2015. A final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering was filed with the SEC on September 20, 2017 and is available on the SEC’s web site at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to these securities may also be obtained by sending a request to: Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 6th Floor, New York, New York 10022; e-mail: prospectus@cantor.com.

About Aldeyra Therapeutics, Inc.

Aldeyra Therapeutics, Inc. is a biotechnology company devoted to improving lives by inventing, developing and commercializing products that treat diseases thought to be related to endogenous aldehydes, a naturally occurring class of pro-inflammatory and toxic molecules. Aldeyra’s lead product candidate, ADX-102, is an aldehyde trap in development as topical eye drops for the treatment of ocular inflammation. ADX-102 has now been tested in over 250 patients in Phase 2 clinical trials in dry eye disease, allergic conjunctivitis, and noninfectious anterior uveitis. A dermatologic form of ADX-102 is in late-stage clinical development for the treatment of ichthyosis due to Sjögren-Larsson Syndrome, an inborn error of aldehyde metabolism. ADX-102 has not been approved for sale in the U.S. or elsewhere.

CONTACT:

Corporate Contact:

Stephen Tulipano

Aldeyra Therapeutics, Inc.

Tel: +1 781-761-4904 Ext. 205

stulipano@aldeyra.com

Investor Contact:

Chris Brinzey

Westwicke Partners

Tel: +1 339-970-2843

chris.brinzey@westwicke.com

Media Contact:

Cammy Duong

MacDougall Biomedical Communications

Tel: +1 781-591-3443

cduong@macbiocom.com

Source: Aldeyra Therapeutics, Inc.